United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2023

Merchants Bancorp

(Exact Name of Registrant as Specified in its Charter)

Indiana	001-38258	20-5747400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Monon Boulevard
Carmel, Indiana 46032
(Address of Principal Executive Offices) (Zip Code)

(317) 569-7420

(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	MBIN	NASDAQ
Series A Preferred Stock, without par value	MBINP	NASDAQ
Depositary Shares, each representing a 1/40th interest in a share of Series B Preferred Stock, without par value	MBINO	NASDAQ
Depositary Shares, each representing a 1/40th interest in a share of Series C Preferred Stock, without par value	MBINN	NASDAQ
Depositary Shares, each representing a 1/40th interest in a share of Series D Preferred Stock, without par value	MBINM	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2023, Merchants Bank of Indiana (the “Bank”), a wholly owned subsidiary of Merchants Bancorp (the “Company”), issued and sold $158 million aggregate principal amount of senior credit linked notes due May 26, 2028 (the “Notes”). The Notes were issued pursuant to a Note Issuance and Administration Agreement dated March 30, 2023 between the Bank and Computershare Trust Company, N.A. as the securities administrator.

The net proceeds of the offering will be approximately $155 million and will be used for general corporate purposes. The repayment of principal on the Notes is linked to an approximately $1.13 billion reference pool of loans (“Loans”) originated under the Bank’s healthcare commercial real estate lending program, but the Notes are not secured by the Loans. The transaction will result in a reduction in the Bank’s risk-weighted assets and will benefit the Bank’s regulatory capital ratios. The Bank’s primary motivation for completing this transaction was to support future growth of its balance sheet.

The Notes accrue interest at a rate equal to SOFR plus 15.50% and interest pays monthly. The principal amount of the Notes will be reduced by a portion of the Bank’s loss on such Loans if one of the following occurs with respect to a Loan: (i) the Bank experiences a realized loss, or (ii) an expected loss is determined for any delinquent loan at the stated maturity date or upon early redemption. However, such reduction will not occur until aggregate realized or expected losses reach more than one percent of the principal balance of the Loans. The Bank has the right to redeem the Notes in full upon the occurrence of certain regulatory events.

The indebtedness evidenced by the Notes, including principal and interest, are (i) senior obligations of the Bank that rank senior to any subordinated obligations of the Bank, (ii) not subordinated to any other obligations of the Bank and (iii) rank in all respects pari passu with the other unsecured and unsubordinated indebtedness and obligations of the Bank (except, in each case, any obligations entitled to priority by operation of law). The Bank’s obligation to repay principal on the Notes is secured by funds held in a collateral account established by the Bank at an unaffiliated financial institution.

The foregoing description of the Note Issuance and Administration Agreement and the transactions and documents contemplated thereby, is not complete and is subject to and qualified in its entirety by reference to the Note Issuance and Administration Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 4.1, and the terms of which are incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking” statements as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including with respect to the timing and size of the offering and the anticipated use of proceeds, which statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to those that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and other periodic filings with the SEC from time to time (which are available at www.sec.gov). Potential investors should note that the forward-looking statements included in this Current Report on Form 8-K are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “will likely result,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “annualized,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by the Company’s management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Any forward-looking statements presented herein are made only as of the date of this Current Report on Form 8-K, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Note Issuance and Administration Agreement between Merchants Bank of Indiana and Computershare Trust Company, N.A. dated March 30, 2023.
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCHANTS BANCORP

Date: March 30, 2023	By:	/s/ John F. Macke
Name: John F. Macke
Title: Chief Financial Officer